Exhibit (e)(11)

Anstellungsvertrag/Service Agreement

Lucinda Crabtree

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MorphoSys AG Semmelweisstr. 7 82152 Planegg Germany Telefon: +49 (0)89 899 27- 0 Fax: +49 (0)89 899 27- 222 Email: info@morphosys.com Internet: www.morphosys.com

Anstellungsvertrag	Service Agreement

zwischen	between

MorphoSys AG,

Semmelweisstr. 7

82152 Planegg

(„MorphoSys AG“ oder/or die „Gesellschaft“/the “Company”),

vertreten durch den Aufsichtsrat, dieser vertreten durch seinen Vorsitzenden, Herrn Dr. Marc Cluzel,	represented by the Supervisory Board, the Supervisory Board represented by its Chairman, Dr. Marc Cluzel,

und	and

Frau	Mrs.

Lucinda Crabtree

[***]

(„Vorstandsmitglied“/“Executive”)

Der vorliegende Anstellungsvertrag ersetzt alle bisherigen Fassungen des Anstellungsvertrags, die hiermit aufgehoben werden.	The present service agreement replaces all previous versions of the service agreement, which shall herewith be cancelled.

Dieser Anstellungsvertrag regelt abschließend das Anstellungsverhältnis des Vorstandsmitglieds als Vorstandsmitglied der Gesellschaft	This service agreement governs exclusively the services of the Executive as member of the management board of the Company.

§ 1 Aufgaben, Altersgrenze	Sec. 1 Responsibilities, age limit

(1) Das Vorstandsmitglied wird durch Beschluss des Aufsichtsrats vom 8. August 2023 mit Wirkung	(1) With resolution of the supervisory board dated August 8, 2023, the Executive will be appointed

Vorstand Dr. Jean-Paul Kress (Vorsitzender), Lucinda Crabtree Aufsichtsratsvorsitzender Dr. Marc Cluzel	[***]

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vom selben Tag bis zum 6. August 2026 zum Mitglied des Vorstands der MorphoSys AG bestellt.	as member of the management board of MorphoSys AG with effect as of the same day until August 6, 2026.

(2)   Das Vorstandsmitglied führt die Geschäfte nach Maßgabe der Gesetze, der Satzung der Gesellschaft und der Geschäftsordnung für den Vorstand. Das Vorstandsmitglied wird die Empfehlungen des Deutschen Corporate Governance Kodex einhalten, soweit nicht der Vorstand und/oder der Aufsichtsrat eine Abweichung von einer oder mehrerer Empfehlungen beschlossen hat. Das Vorstandsmitglied wird – vorbehaltlich einer Veränderung der Vorstandsressorts durch den Aufsichtsrat – als

(2)   The Executive shall manage the business of the Company in compliance with the law, the articles of association of the Company and the rules of procedure for the management board. The Executive will adhere to the recommendations of the German Corporate Governance Code insofar as the management and/or the supervisory board has not resolved upon a deviation from one or several recommendations. The Executive shall manage – subject to a change of the responsibilities of the management board by the supervisory board – as

“Chief Financial Officer—CFO”

die Bereiche Rechnungswesen & Steuern; Globales Controlling & Interne Kontrollen; Unternehmensentwicklung und M&A; Zentraleinkauf & Logistik; Investor Relations; Environmental Social Governance (ESG) und Informationstechnologie führen.

the areas Accounting & Tax; Global Controlling & Internal Controls; Corporate Development and M&A; Central Purchasing & Logistics; Investor Relations and Environmental Social Governance ESG) as well as Information Technology.

(3)   Das Vorstandsmitglied ist dem Unternehmensinteresse verpflichtet und darf bei Entscheidungen weder persönliche Interessen verfolgen noch Geschäftschancen, die der MorphoSys AG oder einem mit ihr im Sinne der §§ 15 ff. AktG bzw. § 271 Abs. 2 HGB verbundenen Unternehmen (jeweils ein „Verbundenes Unternehmen“) zustehen, für sich nutzen. Das Vorstandsmitglied hat Interessenkonflikte unverzüglich dem Aufsichtsratsvorsitzenden und den anderen Vorstandsmitgliedern gegenüber offen zu legen. Das Vorstandsmitglied unterliegt während der Laufzeit dieses Anstellungsvertrags einem umfassenden Wettbewerbsverbot.

(3)   The Executive must solely act in the best interest of the Company and shall neither take into account personal interests nor use business opportunities of MorphoSys AG or an affiliated company of the Company within the meaning of Sec. 15 et. seqq. of the German Stock Corporation Act (Aktiengesetz) and Sec. 271 para. 2 of the German Commercial Code (Handelsgesetzbuch) (each an “Affiliated Company”), respectively, in the own interest. The Executive must notify the chairman of the supervisory board as well as the other members of the management board immediately with regard to any conflicts of interest. The Executive is subject to a comprehensive competition exclusion during the term of this service agreement.

(4)   Das Vorstandsmitglied verpflichtet sich, sämtliche internen Verhaltensrichtlinien der Gesellschaft einzuhalten. Das Vorstandsmitglied bestätigt, die gültigen internen Verhaltensrichtlinien der Gesellschaft erhalten zu haben.

(4)   The Executive undertakes to comply with all internal behavioural guidelines of MorphoSys AG. The Executive acknowledges to have received in addition to this service agreement the applicable internal behavioural guidelines.

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(5)   Der Aufsichtsrat der Gesellschaft hat eine Altersgrenze für die Mitglieder des Vorstands der Gesellschaft von derzeit 67 Jahren zum Zeitpunkt ihrer Bestellung festgelegt. Beschließt der Aufsichtsrat nach Abschluss dieses Anstellungsvertrags eine abweichende Altersgrenze, so gilt diese.

(5)   The supervisory board of the Company has set an age limit for the members of the management board of the Company of currently 67 years at the time of their appointment. If the supervisory board resolves on a different age limit after the conclusion of this service agreement, such age limit shall apply.

§ 2 Nebentätigkeiten und Ämter	Sec. 2 Secondary employments and offices

(1)   Die Arbeitskraft des Vorstandsmitglieds ist ausschließlich der Gesellschaft zu widmen. Eine anderweitige Verwendung der Arbeitskraft – gleichgültig, ob sie entgeltlich oder ehrenamtlich erfolgt – bedarf der vorherigen Zustimmung des Aufsichtsrats. Das gilt insbesondere für die Annahme von Aufsichtsratsmandaten und ähnlichen Ämtern sowie – sofern die Interessen der Gesellschaft berührt werden können – für Gutachten, Veröffentlichungen und Vorträge. Die Beendigung von Aufsichtsratsmandaten und ähnlichen Ämtern in anderen Unternehmen wird das Vorstandsmitglied dem Aufsichtsratsvorsitzenden mitteilen.

(1)   The Executive shall dedicate all efforts exclusively to the Company. A different use of the efforts – regardless if for compensation or in an honorary function – shall require the prior approval by the supervisory board. This applies especially for the acceptance of supervisory board positions and similar offices as well as – insofar as the Company’s interests may be concerned – to expert opinions, publications and lectures. The Executive shall inform the chairman of the supervisory board of the termination of supervisory board positions and similar offices in other companies.

(2)   Auf Wunsch des Aufsichtsrates wird das Vorstandsmitglied Aufsichtsratsmandate und ähnliche Ämter in Gesellschaften, an denen die Gesellschaft unmittelbar oder mittelbar beteiligt ist, sowie eine Tätigkeit in Verbänden und ähnlichen Zusammenschlüssen, denen die Gesellschaft auf Grund ihrer geschäftlichen Betätigung angehört, übernehmen. Das Vorstandsmitglied ist verpflichtet, im Interesse der Gesellschaft wahrgenommene Ämter der vorgenannten Art bei Beendigung des Amts als Vorstand der Gesellschaft niederzulegen.

(2)   Per request of the supervisory board the Executive shall accept supervisory board positions and similar offices in companies in which the Company participates directly or indirectly as well as a position in associations and similar organizations in which the Company is a member due to its business activities. The Executive is obliged to resign from offices of the above-referenced type which the Executive performs in the Company’s interest when the office as member of the management board of the Company ends.

(3)   Der Aufsichtsrat kann seine Zustimmung zur Annahme von Aufsichtsratsmandaten in Gesellschaften, die keine Verbundenen Unternehmen der Gesellschaft sind, von der Anrechnung der in diesem Zusammenhang erhaltenen Vergütung auf die Vergütung gemäß § 5 Abs. 1 dieses Anstellungsvertrags abhängig machen. Die Vergütung aus Aufsichtsratsmandaten in Verbundenen Unternehmen der Gesellschaft wird stets auf die Vergütung gemäß § 5 Abs. 1 dieses Anstellungsvertrags angerechnet.

(3)   The supervisory board may make its approval of the acceptance of supervisory board positions in companies which are not Affiliated Companies of the Company subject to the offsetting of the remuneration received in the course of such position against the remuneration pursuant to Sec. 5 para. 1 of this service agreement. Remuneration resulting from supervisory board positions in Affiliated Companies of the Company shall in any case be credited against the remuneration pursuant to Sec. 5 para. 1 of this service agreement.

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(4)   Das Vorstandsmitglied wird während der Dauer des Anstellungsvertrags nicht an einem Unternehmen beteiligt sein, das mit der Gesellschaft oder einem mit ihr Verbundenen Unternehmen im Wettbewerb steht oder in wesentlichem Umfang Geschäftsbeziehungen zu der Gesellschaft oder einem mit ihr Verbundenen Unternehmen unterhält. Das Vorstandsmitglied wird den Aufsichtsratsvorsitzenden unterrichten, falls nach der Kenntnis des Vorstandsmitglieds ein Familienmitglied des Vorstandsmitglieds (Angehöriger im Sinne von § 15 AO) eine solche Beteiligung hält. Der Anteilsbesitz an Unternehmen in Höhe von bis zu 10%, der keinen Einfluss auf die Organe des betreffenden Unternehmens ermöglicht, gilt nicht als Beteiligung im Sinne dieses Absatzes.

(4)   During the term of the service agreement the Executive shall not participate in a business which competes with the Company or any of its Affiliated Companies or which maintains business relations to a significant extent with the Company or its Affiliated Companies. The Executive shall inform the chairman of the supervisory board, if the Executive is or becomes aware that a family member of the Executive (dependent within the meaning of Sec. 15 of the German Fiscal Code (Abgabenordnung)) holds such participation. A shareholding in a corporation of up to 10%, which allows no influence on the corporate bodies of the concerned business, does not count as investment in the terms of this paragraph.

§ 3 Erfindungen	Sec. 3 Inventions

(1)   Arbeitsergebnisse und während der Dauer des Anstellungsverhältnisses gemachte Erfindungen des Vorstandsmitglieds fallen in das alleinige und unbeschränkte Eigentum der MorphoSys AG; das ausschließliche weltweite Nutzungsrecht hieran steht der MorphoSys AG zu. Soweit erforderlich, überträgt das Vorstandsmitglied alle Rechte an Erfindungen, ob patentfähig oder nicht, die während des Anstellungsverhältnisses erdacht oder umgesetzt wurden, an die MorphoSys AG. Bezüglich etwaiger Urheberrechte räumt das Vorstandsmitglied der MorphoSys AG ein ausschließliches und unbeschränktes Nutzungsrecht ein.

(1)   The results of the Executive’s services and any inventions made by the Executive during the term of employment, shall be the exclusive and unrestricted property of MorphoSys AG and MorphoSys AG reserves the exclusive worldwide right of use of such data. If necessary, the Executive shall assign any and all rights to inventions, whether patentable or not, conceived and/or reduced to practice during the term of employment to MorphoSys AG. Regarding any copyrights, the Executive grants MorphoSys AG the exclusive and unrestricted right to use.

(2)   Das Vorstandsmitglied hat für jede von der MorphoSys AG kommerziell genutzte Erfindung Anspruch auf eine angemessene Vergütung. Die Höhe der Vergütung richtet sich nach der wirtschaftlichen Verwertbarkeit und dem Anteil der Gesellschaft am Zustandekommen der Erfindung. Im Übrigen richtet sich die Bemessung der Vergütung nach dem Gesetz über Arbeitnehmererfindungen in seiner jeweils geltenden Fassung.

(2)   The Executive is entitled to reasonable compensation for each invention commercially used by MorphoSys AG. The amount of the compensation shall be determined according to the marketability and the importance of the role of the Company in the development of the invention. Otherwise, the compensation shall be determined according to the Employee Invention Law (Gesetz über Arbeitnehmererfindungen) as amended from time to time

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§ 4 Verschwiegenheit, Herausgabe von Unterlage	Sec. 4 Confidentiality, hand-over of documents

(1)   Das Vorstandsmitglied ist verpflichtet, Geschäftsgeheimnisse und Geschäftsangelegenheiten und Transaktionen, die vertraulich sind, vertraulich zu behandeln, vor dem Zugriff unbefugter Dritter zu schützen und nicht an unbefugte Dritte weiterzugeben, es sei denn, das Vorstandsmitglied ist gesetzlich verpflichtet, eine solche Information offenzulegen. Die Verschwiegenheitspflicht gilt auch für vertrauliche Geschäftsangelegenheiten und/oder Geschäftsgeheimnisse von Kunden und Geschäftspartnern der Gesellschaft sowie von mit ihr Verbundenen Unternehmen. Das Vorstandsmitglied hat durch geeignete Vorkehrungen sicherzustellen, dass unbefugte Dritte keine Kenntnis von Geschäftsgeheimissen oder sonstigen vertraulichen betrieblichen und geschäftlichen Angelegenheiten und Vorgängen erhalten. Das Vorstandsmitglied hat insbesondere sämtliche Unterlagen, Gegenstände, Schriftstücke einschließlich Notizen und sonstige Aufzeichnungen, elektronische Dateien und Datenträger jeder Art sowie Sonstige Materialien, die Geschäftsgeheimnisse betreffen, sorgfältig geheim zu halten und vor dem Zugriff oder der Einsichtnahme durch unbefugte Dritte zu schützen. Die Verpflichtung nach diesem Absatz gilt auch nach Beendigung des Anstellungsverhältnisses fort.

(1)   The Executive will keep confidential, protect against unauthorized third-party access and not disclose to any unauthorized third-party Business Secrets and all other corporate and business affairs and transactions that are confidential, designated as confidential or that are confidential by nature, unless the Executive is under a legal obligation to disclose such information. The duty of confidentiality shall also apply to confidential internal business affairs and/or Business Secrets of customers and business partners of the Company or of any of its Affiliated Company. By taking appropriate precautionary measures, the Executive shall ensure that unauthorized third parties do not learn about the aforementioned Business Secrets or other confidential corporate and business affairs and transactions. The Executive shall in particular carefully keep secret and protect against access or any viewing by unauthorized third parties all documents, objects, paperwork, including notes and other records, electronic files and data carriers of any kind and other materials relating to Business Secrets. The obligation under this paragraph shall continue to apply after the effective termination of this service agreement.

„Geschäftsgeheimnisse“ sind insbesondere alle Informationen über Forschung, Entwicklung, Herstellung, Marketing und/oder Vertrieb von Produkten sowie über die Organisation und den Betrieb, insbesondere Forschungskooperationen, Kundenlisten, Geschäfte mit und Umsätze von Lieferanten und Kunden, Produkte, Erfindungen und Entwicklungen der Gesellschaft, die Umsatz- und Ergebnisplanung sowie die in den Budgets und Businessplänen festgelegten Daten und Ziele; ferner gehören hierzu ausdrücklich als vertraulich gekennzeichnete Unterlagen sowie solche Unterlagen und Informationen, die bei vorsichtiger kaufmännischer Betrachtung als vertraulich anzusehen sind. Nicht als Geschäftsgeheimnis gelten solche Angelegenheiten, die allgemein bekannt sind.

“Business Secrets” means in particular all information regarding research, development, production, marketing and/or distribution of products and regarding organization and operations, in particular joint researches, customer lists, transactions with and revenue generated from suppliers and customers, products, inventions and developments of the Company, the revenue and profit and loss budgets, as well as the data and objectives specified in the budgets and business plans; furthermore, this term includes documents expressly marked as confidential and such documents and information that, from a conservative business perspective (bei vorsichtiger kaufmännischer Betrachtung), shall be deemed confidential. Matters which are in the public domain shall not be deemed to be Business Secrets.

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(2)   Das Vorstandsmitglied ist während der Dauer des Anstellungsverhältnisses sowie nach dessen Beendigung verpflichtet, über den Inhalt dieses Anstellungsvertrags Stillschweigen zu bewahren, soweit der Inhalt nicht allgemein bekannt ist.

(2)   During the term as well as after termination of employment, the Executive is obliged to observe confidentiality about the content of this service agreement, unless the content is in the public domain.

(3)   Das Vorstandsmitglied verpflichtet sich, sämtliche im Besitz des Vorstandsmitglieds befindlichen Unterlagen und Schriftstücke und dergleichen, die sich auf Angelegenheiten der Gesellschaft oder mit ihr Verbundener Unternehmen beziehen, bei Beendigung der Vorstandstätigkeit der Gesellschaft auszuhändigen. Dies gilt auch für sämtliche elektronische unternehmensbezogene Daten. Soweit sich unternehmensbezogene Daten auf privaten Datenträgern befinden, sind diese in Kopie herauszugeben und anschließend zu löschen. Ein Zurückbehaltungsrecht seitens des Vorstandsmitglieds gegenüber der Pflicht zur Herausgabe ist ausgeschlossen. Sollte das Vorstandsmitglied zur Geltendmachung oder Abwehr von Ansprüchen und Rechten im Zusammenhang mit der Tätigkeit als Mitglied des Vorstands für die Gesellschaft und deren Beendigung solche Unterlagen oder Daten benötigen, wird die Gesellschaft diese dem Vorstandsmitglied auf Anforderung, ausschließlich für die vorgenannten Zwecke, zur Verfügung stellen.

(3)   The Executive undertakes to hand over all documents and instruments and the like relating to matters of the Company or its Affiliated Companies in the Executive’s possession at the time of termination of the management board function to the Company. This also applies to all electronic data relating to matters of the Company or affiliated companies. As far as such data is on privately owned data carriers, a copy must be returned to the Company and the data must subsequently be deleted. A right of retention on part of the Executive towards the delivery obligation is excluded. Upon the Executive’s request, the Company will provide the Executive with such documents or data required for asserting (or defending against) any claims and rights in the context of the activities as Executive of the Company.

§ 5 Vergütung	Sec. 5 Compensation

(1) Das Vorstandsmitglied erhält für die Tätigkeit als Mitglied des Vorstands ein Jahresbruttofixgehalt von	(1) For the services as member of the Management Board the Executive receives a fixed yearly gross salary of

EUR 450.000,00	EUR 450.000,00

Das Jahresbruttofixgehalt wird in zwölf gleichen Monatsraten am Schluss eines jeden Monats gezahlt. Bei einem unterjährigen Ein- oder Austritt wird das Jahresbruttofixgehalt zeitanteilig gezahlt.

The fixed yearly gross salary shall be paid in twelve equal monthly installments at the end of each month. In case of commencement or termination of the office during the calendar year, the fixed yearly gross salary will be paid pro rata temporis.

(2)   Zusätzlich erhält das Vorstandsmitglied einen jährlichen Bonus in Höhe von 70 % des Jahresbruttofixgehaltes bei hundertprozentiger Zielerreichung. Bei Unter- oder Überschreitung der 100%-Grenze verändert sich der Bonus verhältnismäßig, nach oben maximal jedoch bis zum Erreichen von 140 % des Jahresbruttofixgehalts (Cap).

(2)   In addition, the Executive receives an annual bonus in the amount of 70% of the fixed yearly gross salary if the goals agreed upon are reached at one hundred percent. In case of shortfalls or overruns of the 100%-threshold, the bonus is amended proportionally, at the maximum, however, up to 140% of the fixed annual gross salary (cap).

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Bemessungsgrundlage für den Bonus sind die für das jeweilige Geschäftsjahr festgelegten Unternehmensziele einschließlich etwaiger vom Aufsichtsrat festgelegter „Environmental, Social, Governance“-Ziele (ESG-Ziele). Die Unternehmensziele und die ESG-Ziele werden vom Aufsichtsrat jeweils für das bevorstehende Geschäftsjahr festgelegt.

Assessment base for the bonus are company goals defined for the respective financial year including any “Environmental, Social, Governance”-targets (ESG-targets) set by the supervisory board. The company goals and the ESG-targets shall be determined by the supervisory board for each forthcoming financial year.

Der Bonus für das abgelaufene Geschäftsjahr wird spätestens mit der Vergütung für den Monat März des Folgejahres ausgezahlt. Falls der Anstellungsvertrag während des Geschäftsjahres beginnt oder endet, wird der Bonus zeitanteilig ermittelt. Ein Bonus für ein laufendes Geschäftsjahr wird nicht gezahlt, wenn die Gesellschaft den Anstellungsvertrag in dem betreffenden Geschäftsjahr aus wichtigem Grund vorzeitig kündigt.

The bonus for the expired business year will be paid out at the latest with the compensation for the month of March of the following year. If the service agreement commences or ends during the business year, the bonus shall be determined pro rata temporis. The Company does not pay a bonus for a current business year if during that business year the Company terminates the service agreement prematurely for good cause.

(3)   Das Vorstandsmitglied nimmt jährlich an den jeweiligen langfristigen Vergütungsprogrammen der Gesellschaft teil, dessen Umfang und Inhalt für die einzelnen Vorstandsmitglieder jeweils individuell vom Aufsichtsrat festgelegt wird. Für das Geschäftsjahr 2023 nimmt das Vorstandsmitglied an den jeweiligen langfristigen Vergütungsprogrammen der Gesellschaft im Umfang von EUR 800.000,00 teil.

(3)   Every year, the Executive participates in the respective long-term compensation programs; the extent and content of such participation shall be determined by the supervisory board individually for each member of the management board. For the financial year 2023, the Executive participates in the respective-long-term compensation programs of the Company in the amount of EUR 800,000.00.

(4)   Die Gesellschaft übernimmt jeweils gegen Nachweis die Kosten steuerlicher Beratung, die dem Vorstandsmitglied im Zusammenhang mit dem Abschluss dieses Anstellungsvertrags und – auch über die Vertragsbeendigung hinaus – dessen Abwicklung für die Zeiträume entstehen, in der das Vorstandsmitglied für das Unternehmen tätig war oder eine Vergütung bezogen hat. Diese Kostenübernahme ist der Höhe nach begrenzt auf jährliche Kosten bis zu einer Höhe von EUR 20.000,00 (netto).

(4)   Against substantiation, the Company shall bear costs for tax advice rendered to the Executive (i) in the context with this service agreement and (ii) for the time periods during which the Executives renders his services to or for which the Executive receives monetary benefits from the Company. This cost coverage shall be capped at a maximum amount of annually EUR 20,000.00 net.

(5)   Für den Fall, dass das Vorstandsmitglied aufgrund der Kündigung des bisherigen Arbeitsverhältnisses des Vorstandsmitglieds wegen des Wechsels zur MorphoSys AG keinen Jahresbonus für das Geschäftsjahr 2022 aus dem vormaligen Arbeitsverhältnis des Vorstandsmitglieds gewährt bekommt, erhält das Vorstandsmitglied gegen entsprechenden Nachweis, dass das Vorstandsmitglied keinen Bonus für das Geschäftsjahr 2022 erhalten hat, eine einmalige

(5)   In the event the Executive does not receive an annual bonus for the financial year 2022 from the Executive’s previous employment relationship as a result of the termination of the previous employment relationship due to the new appointment at MorphoSys AG, the Executive shall receive a one-time sign-on payment in the amount of the lost bonus payment for the financial year 2022, but a maximum of EUR 135,000.00 as compensation

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Sign-On-Zahlung in Höhe des entfallenen Bonus für das Geschäftsjahr 2022, maximal aber EUR 135.000,00, als Ausgleich für den Verlust des Jahresbonus 2022 aus dem vormaligen Arbeitsverhältnis.	for the loss of the annual bonus 2022 from the previous employment relationship against evidence that a bonus for the financial year 2022 has not been paid out to the Executive.

(6)   Verschlechtert sich die Lage der MorphoSys AG so, dass die Weitergewährung der Vergütung nach § 5 Abs. 1 bis 3 für die Gesellschaft unbillig wäre (§ 87 Abs. 2 AktG), ist der Aufsichtsrat berechtigt, die Vergütung auf die angemessene Höhe herabzusetzen. Ein etwaiges Ruhegehalt, etwaige Hinterbliebenenbezüge und Leistungen verwandter Art können nur in den ersten drei Jahren nach Ausscheiden aus der Gesellschaft herabgesetzt werden. Durch eine Herabsetzung wird der Anstellungsvertrag im Übrigen nicht berührt. Das Vorstandsmitglied kann jedoch im Fall einer Herabsetzung den Anstellungsvertrag für den Schluss des nächsten Kalendervierteljahres mit einer Kündigungsfrist von sechs Wochen kündigen und sich in diesem Fall mit gleicher Frist von dem nachvertraglichen Wettbewerbsverbot gemäß § 10 einseitig lösen. Ansprüche auf Zahlung einer etwaigen Abfindung bleiben von einer etwaigen Herabsetzung unberührt.

(6)   Should the situation of MorphoSys AG deteriorate to such extent that the continuing payment of the remuneration pursuant to Sec. 5 para. 1 to 3 would be inequitable for the Company (Sec. 87 para. 2 of the German Stock Corporation Act (Aktiengesetz)), the supervisory board is entitled to reduce the remuneration to an appropriate amount. A potential retirement payment, potential payments to dependents and payments of a similar nature can only be reduced within the first three years following withdrawal from the Company. By a reduction the rest of the service agreement shall not be affected. However, the Executive may, in case of a reduction, terminate the service agreement with effect to the end of the next calendar quarter with a termination period of six weeks and shall then likewise be able to terminate the post-contractual non-compete obligation pursuant to Sec. 10. Executive’s claims regarding a severance payment, if any, shall remain unaffected by a reduction of the remuneration.

(7)   Im Falle außerordentlicher Entwicklungen ist der Aufsichtsrat berechtigt, die Höhe der einzelnen Vergütungsbestandteile, das Verhältnis der einzelnen Vergütungsbestandteile zueinander, die Kriterien für die Zielerreichung für die variable Vergütung, die jeweiligen Auszahlungsbeträge und die Auszahlungszeitpunkte anzupassen. Die Anpassung kann nur zu einer Herabsetzung der Vergütung führen. Außerordentliche Entwicklungen liegen vor, wenn Umstände eingetreten sind oder mit überwiegender Wahrscheinlichkeit eintreten werden, die bei der Festlegung der Ziele für die variablen Vergütungsbestandteile nicht vorhergesehen werden konnten und die sich erheblich auf die Gesamtvergütung des Vorstandsmitglieds auswirken. In Betracht kommen insbesondere wesentliche Akquisitionen, der Verkauf wesentlicher Teile der MorphoSys AG, wesentliche Änderungen der zugrundeliegenden Rechnungslegungsstandards oder

(7)   In the event of extraordinary developments, the supervisory board is entitled to adjust the amount of the individual remuneration components, their ratio to each other, the criteria for target achievement for the variable remuneration, the respective payment amounts and the payment dates. The adjustment can only result in a decrease of the remuneration. Extraordinary developments occur when circumstances have arisen or are more likely than not to arise that could not have been foreseen when the targets for variable remuneration components were set and which have a significant impact on the total remuneration of the management board. Such events include, in particular, major acquisitions, the sale of significant parts of MorphoSys AG, substantial changes in the underlying accounting standards or tax regulations, natural disasters, pandemics or comparable events. In making its decision, the supervisory board also takes into

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Steuervorschriften, Naturkatastrophen, Pandemien oder vergleichbare Tatbestände. Bei seiner Entscheidung berücksichtigt der Aufsichtsrat unter anderem, inwieweit die MorphoSys AG, die Aktionäre und die Mitarbeiter von den außergewöhnlichen Entwicklungen betroffen sind oder betroffen sein werden account the extent to which MorphoSys AG, the shareholders and the employees are or will be affected by the extraordinary developments.

§ 6 Mobilitätszuschuss	Sec. 6 Mobility allowance

MorphoSys AG zahlt dem Vorstandsmitglied für die Dauer dieses Anstellungsvertrags anstelle eines Dienstwagens EUR 18.000,00 pro Jahr als Mobilitätszuschuss. Nach Wahl des Vorstandsmitglieds stellt MorphoSys AG dem Vorstandsmitglied anstelle des Mobilitätszuschusses für die Dauer dieses Vertrags einen der Stellung angemessenen Personenkraftwagen zur dienstlichen und privaten Nutzung zur Verfügung. Der Leasingpreis (exklusive Mehrwertsteuer) für dieses Fahrzeug darf dabei EUR 18.000,00 maximale jährliche Leasingkosten nicht überschreiten.	MorphoSys AG grants the Executive for the term of this service agreement instead of a company car EUR 18,000.00 per year as mobility allowance. At the election of the Executive, and instead of the payment of a mobility allowance, MorphoSys AG provides the Executive with an appropriate passenger car for official and private use. The leasing price (excluding value-added tax) for this vehicle may not exceed EUR 18,000.00 in maximum annual leasing costs.

§ 7 Urlaub	Sec. 7 Vacation

Das Vorstandsmitglied hat Anspruch auf einen Jahresurlaub von 30 Arbeitstagen, der in Teilabschnitten genommen werden soll. Der Urlaub ist grundsätzlich vollständig im laufenden Kalenderjahr zu nehmen. Eine Übertragung auf das folgende Kalenderjahr ist bis spätestens zum 30. Juni möglich (zur Klarstellung: beispielsweise ist eine Übertragung von Resturlaub aus dem Jahr 2023 bis zum 30. Juni 2024 möglich).	The Executive is entitled to annual vacation time of 30 working days, which shall be taken in portions. Vacation time shall generally be taken completely during the ongoing calendar year. A transfer to the following calendar year is possible at the latest until June 30 of the following calendar year (i.e., a transfer of vacation time for the calendar year 2023 is possible until June 30, 2024).

§ 8 Vergütung bei Krankheit, Unfall, Tod	Sec. 8 Compensation in case of illness, accident, death

(1)   Bei einer vorübergehenden Arbeitsunfähigkeit, die durch Krankheit, Unfall oder aus einem anderen von dem Vorstandsmitglied nicht verschuldeten Grund eintritt, wird die Vergütung gemäß § 5 Abs. 1 für die Dauer von insgesamt zwölf Monaten, und sofern dieser Zeitraum kürzer ist, längstens bis zum Ende des Anstellungsvertrags, in unveränderter Höhe weitergewährt.

(1)   In case of a temporary inability to work, which is caused by illness, accident or due to another reason for which the Executive is not responsible, the compensation pursuant to Sec. 5 para. 1 shall be continued for the overall duration of twelve months for an unaltered amount, and, if such time period is shorter, no longer than until the end of the service agreement.

(2) Stirbt das Vorstandsmitglied während der Dauer des Anstellungsvertrags, so hat der Ehepartner des Vorstandsmitglieds Anspruch auf unverminderte Gewährung des Fixgehalts gemäß § 5 Abs. 1 für	(2) Should the Executive decease during the term of the service agreement, the Executive’s spouse is entitled to undiminished payment of the fixed salary pursuant to Sec. 5 para. 1 for the month of

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den Sterbemonat und die zwölf folgenden Monate. Stirbt das Vorstandsmitglied innerhalb des Zeitraums von zwölf Monaten vor dem 6. August 2026, verlängert sich der in Satz 1 genannte Zwölf-Monats-Zeitraum entsprechend über den 6. August 2026 hinaus.

death and the following twelve months. If the Executive dies within the period of twelve months before August 6, 2026, the twelve-month period mentioned in sentence 1 shall extend correspondingly beyond August 6, 2026.

(3)   Das Vorstandsmitglied ist bereit, sich einmal im Jahr auf Kosten der Gesellschaft einer gründlichen ärztlichen Check-Up Untersuchung durch einen Arzt eigener Wahl zu unterziehen. Das Vorstandsmitglied soll den Vorsitzenden des Aufsichtsrats über das Ergebnis dieser Untersuchung zu unterrichten, sofern dieses nach Einschätzung des Vorstandsmitglieds die Ausübung des Amtes als Vorstandsmitglied zu beeinträchtigen droht.

(3)   The Executive is willing to once a year submit to a physician of own choice to a thorough medical examination at the cost of the Company. The Executive should inform the chairman of the supervisory board about the result of this examination if such result is deemed to impact the ability to work as a member of the management board.

§ 9 Vertragsdauer	Sec. 9 Contractual term

(1)   Der Anstellungsvertrag wird für die Zeit vom 7. August 2023 bis zum Ablauf des 6. August 2026 („Vertragsende“) geschlossen. Vor dem Vertragsende ist die ordentliche Kündigung des Anstellungsvertrages ausgeschlossen. Er verlängert sich jeweils für die Dauer Der Wiederbestellung zum Vorstandsmitglied, es sei denn, dass die Parteien im Zusammenhang mit der Wiederbestellung einvernehmlich abweichende oder ergänzende Vereinbarungen treffen. Über die Wiederbestellung ist unter Berücksichtigung von § 84 Absatz 1 Satz 3 AktG frühestens zwölf Monate und spätestens fünf Monate vor Ablauf der jeweiligen Amtszeit zu entscheiden.

(1)   The service agreement shall be entered for the fixed period from August 7, 2023, until August 6, 2026 (“End of Term”). A termination without cause of this service agreement with effect prior to the End of Term shall be excluded. It automatically extends for the period of the re-appointment as member of the management board, provided that the parties do not agree on differing or additional provisions in this respect. The re-appointment shall in consideration of Sec. 84 para. 1 sentence 3 German Stock Corporation Act (Aktiengesetz) be decided on at the earliest twelve months and at the latest five months before the end of the respective office term

(2)   MorphoSys AG ist berechtigt, das Vorstandsmitglied im Falle der vorzeitigen Abberufung als Mitglied des Vorstands von weiterer Tätigkeit für die Gesellschaft unter Fortzahlung der Bezüge freizustellen. Als Bezüge im Sinne des Satzes 1 gelten die Vergütungsansprüche gemäß § 5 Abs. 1 und 2 und die Altersvorsorgeaufwendungen gemäß § 11 dieser Vereinbarung, wobei die sonstigen geldwerten Vorteile unter diesem Anstellungsvertrag für einen Zeitraum von sechs (6) Monaten weiter gewährt werden und klargestellt wird, dass der Versicherungsschutz nach § 16 Abs. 1 und Abs. 2 dieses Anstellungsvertrags hiervon unberührt bleibt. Die

(2)   MorphoSys AG is entitled to release the Executive in case of a premature dismissal as member of the management board from further activities for the Company under continuation of the Executive’s benefits. Compensation claims pursuant to Sec. 5 paras. 1 and 2 and retirement earnings pursuant to Sec. 11 of this service agreement are deemed benefits in terms of sentence 1, whereas other benefits under this service agreement will be granted for an additional period of six (6) months; for clarification purposes: the insurance cover pursuant to Sec. 16 para. 1 and 2 of this service agreement shall remain unaffected. The amount of the bonus claim pursuant to Sec. 5 para. 2 of

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Höhe des Bonusanspruchs gemäß § 5 Abs. 2 dieses Anstellungsvertrags setzt sich zusammen aus (i) dem Bonus des Geschäftsjahres, in dem die Freistellung erfolgte, anteilig für den Zeitraum, in dem das Vorstandsmitglied nicht freigestellt war, und (ii) dem Bonus des letzten Geschäftsjahres vor der Freistellung, anteilig für den Zeitraum der Freistellung. Als Beispiel mit fiktiven Zahlen: Der volle Bonus für 2023 lag bei 120. 2024 erfolgt eine Freistellung zum 30. Juni, ohne die Freistellung hätte der Bonus 2024 bei 240 gelegen. Für die sechs Monate des Geschäftsjahres 2024, in denen das Vorstandsmitglied noch nicht freigestellt war, beträgt der anteilige Bonus 120 (240/2). Für die sechs Monate des Geschäftsjahres 2024, in denen das Vorstandsmitglied freigestellt war, beträgt der anteilige Bonus 60 (120/2). Der Bonus für 2024 beträgt daher 180 (120+60) Für 2025 beträgt der Bonus nach Maßgabe der vorstehenden Regelung 120.

this service agreement corresponds (i) the amount of the bonus claim of the business year during which the release occurred, calculated pro rata for the period the Executive has not been released and (ii) the amount of the bonus claim of the last business year prior the release, calculated pro rata for the period the Executive has been released. For example (on the basis of abstract figures): Full bonus 2023 would total 120. Release of duties becomes effective 30 June 2024. Bonus 2023 would total 240. As a consequence of the release, the pro rata bonus claim for the six months of the business year 2024 during which the Executive has not been released amounts to 120 (240/2). The pro rata bonus claim for the six months of the business year 2024 during which the Executive has been released amounts to 60 (120/2). The bonus claim for 2024 would thus amount to 180 (=120+60) and for 2025 would decrease to 120 in accordance with the aforementioned provisions.

Die Abberufung des Vorstandsmitglieds gilt gleichzeitig als Kündigung des Anstellungsvertrages mit einer Frist von 23 Monaten zum Monatsende, sofern nicht die Gesellschaft dem Vorstandsmitglied aus wichtigem Grund im Sinne von § 626 BGB außerordentlich kündigt und soweit der Anstellungsvertrag nicht ohnehin eine kürzere Laufzeit vorsieht, in welchem Fall die Kündigung zum Ende der vertraglichen Laufzeit gilt.

The dismissal of the Executive is simultaneously deemed as termination of the service agreement with a notice period of 23 months to the end of the month, provided that the Company does not terminate this service agreement for good cause without notice pursuant to Sec. 626 German Civil Code (Bürgerliches Gesetzbuch) and unless the service agreement in any case provides for a shorter period, in which case the service agreement terminates at the end of the contractual period.

(3)   Im Fall der vorzeitigen Beendigung dieses Anstellungsvertrags sollen Zahlungen der Gesellschaft an das Vorstandsmitglied einschließlich sämtlicher Nebenleistungen den Wert von zwei Jahresvergütungen nicht überschreiten (Abfindungs-Cap) und nicht mehr als die Restlaufzeit des Anstellungsvertrags vergüten. Wird der Anstellungsvertrag aus einem von dem Vorstandsmitglied zu vertretenden wichtigen Grund beendet, erfolgen keine Zahlungen an das Vorstandsmitglied. Für die Berechnung des Abfindungs-Caps soll auf die Gesamtvergütung des abgelaufenen Geschäftsjahres und gegebenenfalls auch auf die voraussichtliche Gesamtvergütung für das laufende Geschäftsjahr abgestellt werden.

(3)   In case of a premature termination of this service agreement, payments rendered by the Company to the Executive, including all fringe benefits, shall not exceed the value of two years’ compensation (severance pay cap) and compensate no more than the remaining term of the service agreement. If the service agreement is terminated for good cause for which the Executive is responsible, no payments are made to the Executive. The severance payment cap shall be calculated on the basis of the total compensation for the past full business year and if appropriate also the expected total compensation for the current business year.

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(4)   Wird das Vorstandsmitglied während der Laufzeit des Anstellungsvertrags dauernd arbeitsunfähig, so endet der Anstellungsvertrag, falls er nicht nach vorstehendem § 9 Abs. 1 oder Abs. 2 schon früher endet, sechs Monate nach dem Ende des Monats, in dem die dauernde Arbeitsunfähigkeit festgestellt worden ist. Dauernde Arbeitsunfähigkeit wird im Zweifelsfall durch das Gutachten eines vom Aufsichtsrat und von dem Vorstandsmitglied einvernehmlich benannten Arztes festgestellt.

(4)   Should the Executive become permanently disabled during the term of the service agreement, then the service agreement shall end after six months after the end of the month in which the permanent disability was established, unless this service agreement ceases already earlier pursuant to Sec. 9 para. 1 or para. 2 above. In case of doubt, the permanent disability shall be determined by the expert opinion of a physician appointed jointly by the supervisory board and the Executive.

(5) Unbeschadet der vorstehenden Regelungen sind beide Parteien zur außerordentlichen Kündigung dieses Anstellungsvertrags unter den Voraussetzungen des § 626 BGB berechtigt.

(5)   Irrespective of the foregoing provisions, each party has the right to terminate this service agreement for good cause under the prerequisites set out by Sec. 626 of the German Civil Code (Bürgerliches Gesetzbuch).

(6) Jede Form der Kündigung bedarf der Schriftform.	(6) Any termination of this service agreement shall be made in writing.

§ 10 Nachvertragliches Wettbewerbsverbot	Sec. 10 Post-contractual non-competition clause

(1)   Das Vorstandsmitglied verpflichtet sich, für die Dauer von sechs Monaten nach Beendigung des Anstellungsvertrages nicht für ein Unternehmen tätig zu werden, das mit der Gesellschaft unmittelbar oder mittelbar im Wettbewerb steht oder ein Verbundenes Unternehmen eines solchen Wettbewerbers ist (jeweils ein „Wettbewerber“), sei es als selbstständiger Berater, Angestellter oder in sonstiger Weise, mit der Maßgabe, dass das Wettbewerbsverbot nicht für Tätigkeiten für einen Wettbewerber gilt, wenn es nicht geeignet ist, die berechtigten geschäftlichen Interessen der Gesellschaft zu wahren, z.B., wenn das Vorstandsmitglied eine Tätigkeit für einen Wettbewerber wahrnimmt, bei dem es nicht in der Lage ist, die konkrete konkurrierende Geschäftstätigkeit des Wettbewerbers mitzugestalten oder zu beeinflussen. Das Wettbewerbsverbot gilt auch zugunsten Verbundener Unternehmen der Gesellschaft. Dem Vorstandsmitglied ist es ferner untersagt, während der Geltung des Wettbewerbsverbots ohne vorherige Schriftliche Zustimmung des Aufsichtsrats einen Wettbewerber zu gründen, zu erwerben oder sich direkt oder indirekt an diesen zu beteiligen. § 2 Abs. 4 Satz 3 gilt entsprechend.

(1)   The Executive undertakes for the duration of six months after the termination of the service agreement not to work for an enterprise that competes with the Company directly or indirectly, or which is an Affiliated Company of such competitor (each a “Competitor”), be it as an independent consultant, employee or otherwise, provided that the non-competition clause does not apply to roles undertaken for a Competitor if banning them would not help to protect the Company’s justified business interests, e.g., where the Executive takes on a role for a Competitor in which he is unable to contribute or influence the specific competing business activities of the Competitor. The non-competition clause shall also apply for the benefit of any Affiliated Company of the Company. The Executive is further prohibited from establishing, acquiring and directly or indirectly investing in such a Competitor while the non-competition clause is in effect without the prior written consent of the Company’s supervisory board. Sec. 2 para. 4 sentence 3 shall apply accordingly.

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(2)   Das vorstehende Wettbewerbsverbot gilt (i) geographisch für alle Länder, in denen die Gesellschaft oder eine ihrer Tochtergesellschaften (im Sinne von § 16 AktG) Technologien, Verfahren und Produkte entwickelt, herstellt oder vertreibt oder Dienstleistungen anbietet und (ii) sachlich für alle Geschäftszweige, in denen die Gesellschaft oder eine ihrer Tochtergesellschaften (im Sinne von § 16 AktG) zum Zeitpunkt des Wirksamwerdens der Beendigung des Anstellungsvertrags tätig ist.

(2)   The above non-competition clause applies (i) geographically to all countries in which the Company or any of its subsidiaries (within the meaning of Sec. 16 AktG) develops, manufactures or distributes technologies, processes or products or offers services, and (ii) materially to all lines of business in which the Company or any of its subsidiaries (within the meaning of Sec. 16 AktG) is engaged at the time the termination of the service agreement becomes effective.

(3)   MorphoSys AG zahlt dem Vorstandsmitglied für die Dauer des Wettbewerbsverbots eine Entschädigung in Höhe von 100 % des Jahresbruttofixgehalts gemäß § 5 Abs. 1 dieses Anstellungsvertrages („Karenzentschädigung“). Das Vorstandsmitglied muss sich auf die –Karenzentschädigung anrechnen lassen, was es während der Dauer des Wettbewerbsverbots durch anderweitige Verwendung seiner Arbeitskraft erwirbt, soweit die Karenzentschädigung unter Hinzurechnung der anderweitigen Einkünfte die zuletzt bezogenen vertragsgemäßen Leistungen gemäß §§ 74 Abs. 2, 74c HGB übersteigen würde. Die Karenzentschädigung wird pro rata am Schluss eines jeden Monats gezahlt.

(3)   During the duration of the competition clause, MorphoSys AG shall pay the Executive a compensation in the amount of 100% of the fixed yearly gross salary pursuant to Sec. 5 para. 1 of this service agreement (“Compensation Payment”). Any income the Executive obtains during the duration of the competition clause through other use of the Executive’s work effort shall be deducted from the Compensation Payment insofar as the Compensation Payment under addition of the other income would exceed the most recent contractual remuneration pursuant to Sec. 74 para. 2, 74c of the German Commercial Code. The Compensation Payment shall be paid on a pro-rated basis at the end of each month.

(4)   Erhält das Vorstandsmitglied für einen Zeitraum, in dem es einen Anspruch auf Zahlung einer Karenzentschädigung gemäß § 10 Abs. 3 hat, eine Abfindungszahlung, ist die Abfindung auf die Karenzentschädigung anzurechnen.

(4)   In case the Executive receives a severance payment for a period in which he is entitled to a Compensation Payment pursuant to Sec. 10 para. 3, the severance payment shall be credited against the Compensation Payment.

(5)   MorphoSys AG kann vor dem Ende des Anstellungsvertrags durch schriftliche Erklärung auf die Einhaltung des Wettbewerbsverbots mit der Wirkung verzichten, dass sie mit Ablauf von sechs Monaten seit dem Zugang der Erklärung von der Verpflichtung zur Zahlung einer Karenzentschädigung nach § 10 Abs. 3 frei wird. Wenn der Anstellungsvertrag mit oder nach Vollendung des 65. Lebensjahres endet, wird MorphoSys AG bei einem nach Satz 1 erklärten Verzicht sofort von der Pflicht zur Zahlung einer Karenzentschädigung frei

(5)   Prior to the end of the service agreement MorphoSys AG may waive the compliance with the competition clause through written declaration with the effect that it will be released from the obligation to pay a Compensation Payment according to Sec. 10 para. 3 at the end of six months since receipt of the declaration. If the service agreement ends with or after the conclusion of the 65th year of the Executive’s life, MorphoSys AG shall be released from the obligation to pay a Compensation Payment immediately in case of a renunciation according to sentence 1.

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(6)   Im Fall der Zuwiderhandlung gegen das Wettbewerbsverbot ist MorphoSys AG von der Verpflichtung zur Zahlung der Karenzentschädigung frei und außerdem berechtigt, Ansprüche auf Unterlassung und Schadensersatz geltend zu machen.

(6)   In case of a violation of the competition clause, MorphoSys AG is released from the obligation to pay the Compensation Payment and is furthermore entitled to assert claims for omission and damages.

§ 11 Altersversorgung	Sec. 11 Pension

(1)   Aufgrund der Befreiung von der Versicherungspflicht wird dem Vorstandsmitglied eine „Betriebliche Altersversorgung“ zugestanden. Hierbei steht es dem Vorstandsmitglied frei, diese Altersversorgung nach seinen Vorstellungen und den familiären Verhältnissen zu gestalten. MorphoSys AG übernimmt einen Betrag in Höhe von 10 % des Jahresbruttofixgehaltes im Sinne von § 5 Abs. 1 dieses Anstellungsvertrags, das in monatlichen Raten direkt an den Versorgungsträger gezahlt wird. Das Vorstandsmitglied ist berechtigt, den vorgenannten Betrag ganz oder teilweise zum Kauf einer Immobilie oder einer anderen geeigneten Altersvorsorge zu verwenden. In diesem Fall hat das Vorstandsmitglied das Recht, die Auszahlung des jeweiligen Betrags auf ein von dem Vorstandsmitglied zu benennendes Konto zu verlangen.

(1)   Due to the exemption of the insurance obligation, the Executive shall be granted a “Company Pension”. At this, the Executive is free to shape this pension according to the Executive’s wishes and family circumstances. MorphoSys AG shall pay an amount of 10% of the fixed annual gross salary within the meaning of Sec. 5 para. 1 of this service agreement which is paid in monthly installments directly to the pension fund institution. The Executive is entitled to use the above-mentioned amount in whole or in parts for the acquisition of real estate or any other suitable retirement arrangement. In such case, the Executive has the right to ask for direct payment of the respective amount to a bank account named by the Executive.

(2)   Das Vorstandsmitglied hat die Möglichkeit, im Wege der Gehaltsumwandlung Versorgungsansprüche gegenüber der Allianz Versicherungs AG nach den jeweils für Arbeitnehmer und Vorstandsmitglieder der MorphoSys AG geltenden Teilnahmebedingungen zu erwerben. Sofern das Vorstandsmitglied die monatliche Mindestbeitragszahlung entrichtet, erhält es einen Arbeitgeberzuschuss in Höhe von EUR 40,00 brutto monatlich.

(2)   The Executive has the possibility by way of deferred salary to purchase pension claims towards Allianz Versicherungs AG according to the terms of participation applicable to employees and members of the management board of MorphoSys AG respectively. If the Executive pays the monthly minimum amount, the Executive will receive an employer participation of EUR 40.00 gross per month.

(3)   MorphoSys AG erteilt dem Vorstandsmitglied eine Versorgungszusage als beitragsorientierte Leistungszusage, durchgeführt über den Allianz-Pensions-Management e.V. als Unterstützungskasse. Die monatlich von der MorphoSys AG zu zahlende Beitragsleistung beträgt EUR 2.983,33 brutto. Die Einzelheiten werden in einem gesonderten Vertrag geregelt.

(3)   MorphoSys AG enters into a pension promise towards the Executive as defined benefit promise handled through Allianz-Pensions-Management e.V. as pension fund. The monthly benefit payment to be made by MorphoSys AG amounts to EUR 2,983.33 gross. Details shall be stipulated in a separate contract.

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§ 12 Dienstreisen	Sec. 12 Business travel

Das Vorstandsmitglied wird angehalten, dienstliche Flug- und Bahnreisen so zu gestalten, dass es möglichst nicht mit mehr als einem weiteren Vorstandsmitglied zusammen reist. Die dem Vorstandsmitglied bei Dienstreisen entstehenden Aufwendungen für Fahrtkosten, Übernachtungskosten, Verpflegungsaufwand, Telefonspesen und sonstigen erforderlichen Aufwendungen werden nach den jeweils geltenden Reisekostenrichtlinien der MorphoSys AG erstattet.	The Executive is asked to conduct official plane and train travel in such a way that, if possible, the Executive does not travel together with more than one member of the management board. Expenses on occasion of business travel for transportation, meals, telephone and other necessary expenses will be reimbursed to the Executive according to the respective current travel expense guidelines at MorphoSys AG.

§ 13 Kontrollwechsel	Sec. 13 Change of control

(1) Für den Fall, dass	(1) In the event that

a) MorphoSys AG ihr Gesellschaftsvermögen im Ganzen oder in wesentlichen Teilen auf eine Gesellschaft überträgt, die kein Verbundenes Unternehmen der Gesellschaft ist,	a) MorphoSys AG transfers its company assets as a whole or in substantial parts to a company which is not an Affiliated Company of the Company,

b) MorphoSys AG mit einer Gesellschaft verschmolzen wird, die kein Verbundenes Unternehmen der Gesellschaft ist,	b) MorphoSys AG is merged with a company, which is not an Affiliated Company of the Company,

c) mit der MorphoSys AG als abhängigem Unternehmen ein Unternehmensvertrag nach § 291 AktG abgeschlossen oder die MorphoSys AG nach § 319 AktG eingegliedert wird, oder	c) MorphoSys AG as dominated company is party to an inter-company agreement pursuant to Sec. 291 Stock Corporation Act (Aktiengesetz) or is integrated pursuant to Sec. 319 Stock Corporation Act, or

d) ein Aktionär oder Dritter direkt oder indirekt mindestens 30 % der Stimmrechte an Aktien der MorphoSys AG hält, einschließlich dem Aktionär oder Dritten nach § 30 WpÜG zuzurechnenden Stimmrechten,

d)  a shareholder or a third party directly or indirectly holds at least 30% of the voting rights in shares of MorphoSys AG, including voting rights attributed to the shareholder or the third party pursuant to Sec. 30 Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz),

(die unter § 13 Abs. 1 a-d beschriebenen Fallgruppen, einzeln oder gemeinsam, der „Kontrollwechsel“)	(the constellations described under Sec. 13 para.1 a-d, alone or jointly, the “Change of Control”)

und sich der Verantwortungsbereich des Vorstandsmitglieds innerhalb eines Jahres nach Eintritt des Kontrollwechsels wesentlich reduziert,	and the Executive’s area of responsibilities is materially reduced within one year following the Change of Control, hat das Vorstandsmitglied das Recht, jeweils innerhalb von drei Monaten nach Eintritt der Reduzierung der Verantwortungsbereiche das Amt als Mitglied des Vorstands mit einer Frist von drei Monaten zum Ende eines Kalendermonats the Executive shall be entitled to step down as member of the management board in each case within three months after the occurrence of a reduction of the area of responsibilities with a notice of three months to the end of the calendar

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niederzulegen. Zum Zeitpunkt der Wirksamkeit der Niederlegung des Vorstandsmandats endet zugleich und unmittelbar auch der Anstellungsvertrag.	month. In such case, this service agreement will automatically terminate at time the stepping-down as member of the management board becomes effective.

(2)   Es soll gewährleistet sein, dass das Vorstandsmitglied einen etwaigen Kontrollwechsel ausschließlich im Interesse der Gesellschaft und ihrer Aktionäre beurteilt und nicht von der Sorge um wirtschaftliche Nachteile als Folge eines Kontrollwechsels geleitet wird.

(2)   It shall be ensured that the Executive assesses a potential Change of Control solely in the interest of the Company and its shareholders and that the Executive is not affected by any potential detriments suffered in case of such Change of Control.

Für den Fall der Amtsniederlegung steht dem Vorstandsmitglied deswegen die Vergütung gemäß § 5 Abs. 1 und Abs. 2 dieses Anstellungsvertrags bis zum regulären Ablauf dieses Anstellungsvertrags als Abfindung zu. § 9 Abs. 3 Satz 1, Satz 3 dieses Anstellungsvertrags gilt entsprechend. Die Abfindung ist auf die Karenzentschädigung gemäß § 10 Abs. 3 dieses Anstellungsvertrages anzurechnen. Die Höhe des Bonusanspruchs gemäß § 5 Abs. 2 dieses Anstellungsvertrags entspricht dem Bonus des letzten Geschäftsjahres vor Amtsniederlegung. Als Beispiel mit fiktiven Zahlen: Der volle Bonus für 2023 lag bei 120. Das Vorstandsmitglied scheidet infolge Amtsniederlegung nach Kontrollwechsel zum 30. Juni 2024 aus. Das Amt hätte ohne Amtsniederlegung erst mit Ablauf des 31.12.2025 geendet. Der Bonus für 2024 hätte bei 240 gelegen. Der Bonusanspruch des Vorstandsmitglieds für die Jahre 2024 und 2025 entspricht dem Bonus aus 2023 und beträgt für jedes Jahr 120.

Therefore, in case the Executive is stepping down as member of the management board, the Executive shall be entitled to the compensation pursuant to Sec. 5 para. 1 and para. 2 of this service agreement as severance pay until the routine expiration hereof. Sec. 9 para. 3, sentence 1, sentence 3 shall apply accordingly. The severance pay shall be credited against the Compensation Payment according to Sec. 10 para. 3 of this service agreement. The amount of the bonus claim pursuant to Sec. 5 para. 2 of this service agreement corresponds to the bonus during the last business year prior to the stepping down. For example (on the basis of abstract figures: The full bonus for 2023 amounts to 120. The Executive resigned from office with effect as of June 30, 2024, following a change of control. Without the resignation, the term of office would have ended on December 31, 2025. The bonus for 2024 would have amounted to 240. The bonus entitlement of the Executive for 2024 and 2025 corresponds to the bonus for 2023 and amounts for each year to 120.

Die Abfindung wird spätestens innerhalb eines Monats nach Ausscheiden des Vorstandsmitglieds zur Zahlung fällig.	The severance payment shall be due for payment within one month after the departure of the Executive at the latest.

(3)   Im Fall der Amtsniederlegung gemäß § 13 Abs. 1 dieses Vertrags werden alle von dem Vorstandsmitglied gehaltenen, im Rahmen des Long-Term Incentive Programm ausgegebene Performance Shares Units und/oder sonstigen vergleichbare unmittelbare oder mittelbare Beteiligungen an der MorphoSys AG mit Vergütungscharakter (diese einzeln oder gemeinsam, die „MorphoSys-Beteiligung(en)“), unabhängig von den für die jeweilige MorphoSys-Beteiligung geltenden Vestingperioden, vollständig

(3)   In case the Executive steps down as member of the management board pursuant to Sec. 13 para. 1 of this service agreement, all performance shares under the Long-Term Incentive Program, stock options and/or any other similar direct or indirect participation in MorphoSys AG granted as compensation held by the Executive (alone or jointly, the “MorphoSys-Participation(s)”) shall become fully vested irrespective of the respective applicable running vesting periods of the MorphoSys-Participation and/or will be

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unverfallbar (fully vested) bzw. werden entsprechend den jeweiligen Programm-Bedingungen sofort zugeteilt. Die jeweiligen Programm-Bedingungen können Sonderregelungen vorsehen.	allocated in accordance with the respective provisions governing the MorphoSys-Participation. The respective provisions governing the Mor-phoSys-Participation may provide special provisions.

Nach Ablauf der nach Gesetz und den entsprechenden Regelungen betreffend die MorphoSys-Beteiligung anwendbaren Wartezeit und/oder Sperrfrist ist das Vorstandsmitglied befugt, die jeweilige MorphoSys-Beteiligung in Übereinstimmung mit den jeweiligen Programm Bedingungen betreffend die MorphoSys-Beteiligung auszuüben.

After the lapse of statutory waiting and/or retention periods as well as the contractually agreed periods applicable to the respective MorphoSys-Participation the Executive is entitled to exercise the respective MorphoSys-Participation in accordance with the applicable provisions governing the MorphoSys-Participation.

(4)   Im Falle der Ausübung des Rechts zur Niederlegung des Vorstandsmandats nach § 13 Abs. 1 sind Urlaubsansprüche, soweit sie wegen der Beendigung des Anstellungsverhältnisses nicht mehr gewährt werden können und auch nicht auf die Zeit einer etwaigen Freistellung angerechnet werden können, abzugelten.

(4)   In case the right to step down as member of the management board according to Sec. 13 para. 1 is exercised, any vacation entitlements which may no longer be granted due to the termination of the service agreement and which also may not be credited against a Company leave shall be compensated for.

(5)   Es wird klargestellt, dass dem Vorstandsmitglied die Rechte unter vorstehendem § 13 Abs. 1 auch dann für den dort genannten Zeitraum von drei (3) Monaten zustehen, wenn innerhalb dieses Zeitraums gleichzeitig ein Fall Von § 9 Abs. 2 dieses Anstellungsvertrags vorliegt.

(5)   For clarification purposes: The Executive shall also have the rights under the above Sec. 13 para. 1 within the referenced time period of three (3) months if within this time period the prerequisites of Sec. 9 para. 2 are met.

§ 14 Maximalvergütung	Sec. 14 Maximum Remuneration

(1)   Der Aufsichtsrat der Gesellschaft hat gemäß § 87a Abs. 1 Satz 2 Nr. 1 AktG eine Maximalvergütung für alle Mitglieder des Vorstands der Gesellschaft festgelegt. Die Maximalvergütung für das Vorstandsmitglied für ein Geschäftsjahr, die nicht überschritten werden darf, beträgt EUR 3.700.000,00. Bei unterjährigem Ein- oder Ausscheiden des Vorstandsmitglieds reduziert sich die Maximalvergütung anteilig.

(1)   The supervisory board of the Company has determined a maximum remuneration for the members of the management board of the Company in accordance with Sec. 87a para. 1, sentence 2, no. 1 AktG. The maximum remuneration of the Executive for one financial year, which must not be exceeded, amounts to EUR 3,700,000.00. In case of commencement or termination of the office of the Executive during the calendar year, the maximum remuneration decreases pro rata temporis.

(2)   In die Maximalvergütung für ein Geschäftsjahr fließen alle Vergütungsbestandteile ein, die das Vorstandsmitglied für das betreffende Geschäftsjahr erhält. Zur Klarstellung: Es kommt nicht darauf an, in welchem Geschäftsjahr die Vergütung ausgezahlt, sondern für welches Geschäftsjahr sie gewährt wurde. Die Maximalvergütung umfasst insbesondere das

(2)   The maximum remuneration for one financial year includes all remuneration components the Executive receives for the respective financial year. For clarification purposes: It does not depend on when the remuneration was paid but for which financial year it was granted. The maximum remuneration comprises in particular the fixed yearly gross salary, the annual bonus,

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Jahresbruttofixgehalt, den jährlichen Bonus, Nebenleistungen, Altersvorsorgeleistungen sowie den Zufluss aus LTIs, die dem Vorstandsmitglied für das betreffende Geschäftsjahr gewährt wurden. Der „Zufluss“ entspricht dem tatsächlichen Wertzufluss beim Vorstandsmitglied zum Zeitpunkt der erstmaligen Ausübbarkeit der LTIs (unabhängig davon, ob die LTIs zu diesem Zeitpunkt tatsächlich ausgeübt werden, oder nicht).

fringe benefits and pensions as well as the Inflow under LTIs, which were granted to the Executive for the respective financial year. The “Inflow” corresponds to the actual inflow value received by the Executive at the time the LTIs first become exercisable (independent of whether they are exercised at that time or not).

(3)   Soweit die Maximalvergütung für ein Geschäftsjahr überschritten würde, verfallen LTIs nach Maßgabe der jeweiligen Planbedingungen in dem Umfang, wie es erforderlich ist, um die Einhaltung der Maximalvergütung zu gewährleisten.

(3)   To the extent the maximum remuneration for one financial year would be exceeded, LTIs shall forfeit in accordance with the applicable plan conditions to the extent necessary to ensure compliance with the maximum remuneration.

§ 15 Malus; Clawback	Sec. 15 Malus; Clawback

(1)   Der Aufsichtsrat ist berechtigt, im Falle von vorsätzlichen oder grob fahrlässigen Verstößen des Vorstandsmitglieds gegen gesetzliche Pflichten oder unternehmensinterne Verhaltensrichtlinien der Gesellschaft (jeweils eine „Pflichtverletzung“) einen noch nicht ausbezahlten jährlichen Bonus für das Geschäftsjahr, in dem die Pflichtverletzung aufgetreten ist, ganz oder teilweise einzubehalten, oder LTIs, die für das betreffende Geschäftsjahr gewährt wurden, ganz oder teilweise verfallen zu lassen. Der Aufsichtsrat ist in den vorstehenden Fällen ferner berechtigt, einen bereits ausbezahlten jährlichen Bonus für das Geschäftsjahr, in dem die Pflichtverletzung aufgetreten ist, ganz oder teilweise zurückzufordern, sofern seit der Auszahlung nicht mehr als drei Jahre vergangen sind. Der Aufsichtsrat ist in den vorstehenden Fällen außerdem berechtigt, Ausgleichszahlungen für bereits ausgeübte und erfüllte LTIs zu fordern, sofern seit der Ausübung der LTIs nicht mehr als drei Jahre vergangen sind.

(1)   In the event the Executive willfully or grossly negligent (vorsätzlich oder grob fahrlässig) breaches statutory duties or internal behavioural guidelines (each a “Breach of Duty”), the supervisory board is entitled to reclaim an annual bonus payment not yet effected in whole or in part for the financial year in which the Breach of Duty occurs, or to decide that LTIs, which were granted for such financial year shall forfeit in whole or in part. The supervisory board is further entitled, in the above cases, to reclaim in whole or in part an annual bonus payment for the financial year, in which the Breach of Duty occurred, which was already effected, provided that not more than three years have passed since the pay-out. The supervisory board is further entitled, in the above cases, to claim for compensation payments for LTIs which have already been exercised and settled, provided that not more than three years have passed since the exercise of the LTIs.

(2)   Der Nachweis eines Schadens ist nicht erforderlich. Bei einer dauerhaften oder wiederholten Pflichtverletzung gilt Absatz 1 für jedes Geschäftsjahr, in dem die Pflichtverletzung noch anhält oder wieder auftritt. Der Aufsichtsrat entscheidet über den Einbehalt oder die Rückforderung der variablen Vergütung nach Abs. 1 jeweils nach pflichtgemäßem Ermessen im Einzelfall und unter Berücksichtigung der jeweiligen Umstände, insbesondere der Bedeutung

(2)   Proof of damage is not required. In the event of a permanent or recurring Breach of Duty, para. 1 shall apply to all financial years in which the Breach of Duty occurs or is still continuing. The supervisory board shall decide upon retaining or reclaiming variable remuneration in accordance with para. 1 at its due discretion in each individual case and taking into account the circumstances of the individual case, in particular the significance of the duty that has

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der verletzten Pflicht, des Verursachungsbeitrags des Vorstandsmitglieds und des eingetretenen Schadens und unter Abwägung der Interessen beider Parteien.	been breached, the weight of the casual contribution of the Executive and the damage incurred, and considering the interest of both parties.

(3)   Der Aufsichtsrat ist ferner berechtigt, variable Vergütung zurückzufordern, wenn sich herausstellt, dass die Berechnungsgrundlage für die Auszahlung unrichtig war, sofern seit der Auszahlung nicht mehr als drei Jahre vergangen sind. Ein Vertretenmüssen des Vorstandsmitglieds ist nicht erforderlich. § 818 Abs. 3 BGB findet keine Anwendung. Die Höhe des Rückzahlungsanspruchs der Gesellschaft entspricht der Differenz zwischen dem Auszahlungsbetrag und dem Betrag, der basierend auf einer korrigierten Berechnungsgrundlage hätte ausbezahlt werden müssen, einschließlich der von der Gesellschaft für den zurückgeforderten Betrag abgeführten Steuern und Sozialabgaben.

(3)   The supervisory board is further entitled to reclaim variable remuneration in case the calculation on the basis of which the pay-out was based turns out to be incorrect, provided that not more than three years have been passed since the payout. Fault (Vertretenmüssen) on the part of the Executive is not required. Sec. 818 para. 3 of the German Civil Code (BGB) shall not apply. The amount of the repayment claim of the Company corresponds to the difference between the pay-out actually made and the amount that would have been paid out based on the correct calculation, including taxes and social security contributions paid by the Company for the reclaimed amount.

(4)   Schadensersatzansprüche der Gesellschaft bleiben unberührt. Die vorstehenden Absätze gelten auch dann, wenn der Anstellungsvertrag und/oder das Amt des Vorstandsmitglieds zum Zeitpunkt der Geltendmachung des jeweiligen Anspruchs durch den Aufsichtsrat Bereits beendet ist. Die Planbedingungen der jeweiligen langfristigen Anreizprogramme der Gesellschaft können Sonderregelungen vorsehen.

(4)   Claims for damages of the Company shall remain unaffected. The above paragraphs shall also apply in case the service relationship and/or the appointment of the Executive already has ended at the time the respective claim is asserted by the Supervisory Board. The plan conditions of the respective long-term incentive programs of the Company may provide for special provisions.

§ 16 Versicherungsschutz	Sec. 16 Insurance coverage

(1)   Um das Vorstandsmitglied gegen mögliche Schadensersatzansprüche aufgrund der Organtätigkeit abzusichern, wird durch die Gesellschaft eine angemessene Versicherung „Directors and Officers Insurance (D&O)“ abgeschlossen. Die D&O Versicherung gilt auch für Ansprüche, die nach Beendigung des Anstellungsvertrags geltend gemacht werden. Der Versicherungsschutz richtet sich nach den anwendbaren Versicherungsbedingungen. Die Versicherung hat einen Selbstbehalt in Höhe von mindestens 10 % des Schadens bis mindestens zur Höhe des Eineinhalbfachen der festen jährlichen Vergütung nach § 5 Abs. 1 dieses Anstellungsvertrags vorzusehen, der von dem Vorstandsmitglied zu tragen ist. Dem Vorstandsmitglied ist es gestattet den Selbstbehalt auf eigene Kosten zu versichern.

(1)   In order to safeguard the Executive against possible claims relating to his office as a member of the management board, the Company will enter into an adequate “Directors and Officers Insurance (D&O)”. The D&O Insurance also covers claims which are made after the termination of this service agreement. The coverage of the insurance is governed by the applicable insurance provisions. The insurance must provide for a deductible to be borne by the Executive in the amount of no less than 10% of the damage up to at least an amount equal to 1.5 times the fixed annual compensation pursuant to Sec. 5 para. 1 of this service agreement. The Executive shall be entitled to take up a separate insurance at his own behalf and account for the deductible.

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(2)   MorphoSys AG wird das Vorstandsmitglied für die Dauer des Anstellungsvertrages gegen Unfall versichern. Die Versicherungssummen betragen: Todesfall EUR 550.000,00, Invalidität EUR 310.000,00 (mit einer Progression in Höhe von 350%); Krankentagegeld EUR 51,13.

(2)   MorphoSys AG will insure the Executive against accidents for the duration of the service agreement. The insurance coverage is as follows: death EUR 550,000.00; disability EUR 310,000.00 (with a progression in the amount of 350%); per diem in case of illness EUR 51.13.

(3)   Die Gesellschaft zahlt den von der Gesellschaft als Arbeitgeberanteil für die vom Vorstandsmitglied enthaltene Vergütung (einschließlich der Vergütung aus variablen Vergütungsprogrammen der Gesellschaft) zu entrichtenden Beitrag zur National Insurance (UK).

(3)   The Company pays the employer contribution to be paid by the Company to the National Insurance (UK) for the remuneration granted to the Executive (including any remuneration resulting from variable remuneration programs of the Company).

(4)   Die Gesellschaft unterhält für das Vorstandsmitglied eine Auslandskrankenversicherung sowie eine Reisegepäckversicherung. Die Gesellschaft übernimmt für das Vorstandsmitglied die Beiträge, die an die Berufsgenossenschaft entrichtet werden.

(4)   The Company provides the Executive with a travel insurance (Auslandskrankenversicherung) as well as a baggage insurance. The Company remits on behalf of the Executive the fees payable to the employer’s liability insurance association (Berufsgenossenschaft).

(5)   Die Gesellschaft wird für die Laufzeit dieses Anstellungsvertrags gegen entsprechenden Nachweis dem Vorstandsmitglied die Kosten und Auslagen für eine private Krankenversicherung bis zu einem Betrag von EUR 403,99 pro Monat erstatten.

(5)   Against substantiation, during the term of this service agreement, the Company shall reimburse the Executive for all cost and expenses triggered by a private health insurance in an amount of up to gross EUR 403.99 per month.

§ 17 Umzugspauschale	Sec. 17 Relocation Package

(1)   Das Vorstandmitglied hat Anspruch auf Erstattung der tatsächlich entstandenen und nachgewiesenen Kosten (inklusive Mehrwertsteuer) für einen Makler im Zusammenhang mit der Anmietung einer Immobilie für einen Wohnsitz in München oder Umgebung bis zu einem Betrag von EUR 12.000,00. Die Gesellschaft wird ferner die Kosten für einen Umzugsservice (Relocation Service) bis zu einem Betrag in Höhe von EUR 15.000,00 sowie gegen entsprechende Nachweise die Kosten für den Umzug erstatten. Das Vorstandsmitglied hat ferner Anspruch Auf Erstattung von tatsächlich entstandenen und nachgewiesenen Reisekosten einschließlich der Reisekosten für Herrn Simon Daniel Crabtree im Zusammenhang mit der Immobiliensuche sowie dem Umzug.

(1)   The Executive is entitled to a refund of the costs actually incurred and proven (including) value-added tax) for a broker in connection with the renting of a property for a residence in Munich or the surrounding up to an amount of EUR 12,000.00. The Company will further reimburse costs for a relocation service up to an amount of EUR 15,000.00 as well as the costs for the relocation actually incurred and proven. The Executive is further entitled to a refund of travel expenses including travel expenses for Mr. Simon Daniel Crabtree actually incurred and proven in connection with the search of a property and the relocation.

(2) Es besteht Einigkeit dahingehend, dass das Vorstandsmitglied einen doppelten Wohnsitz in Planegg/München, Deutschland, und im Vereinigten Königreich/United Kingdom haben wird.	(2) It is agreed that the Executive will have a double residence in Planegg/Munich, Germany and in the United Kingdom.

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§ 18 Aufwandsentschädigung für doppelte Haushaltsführung	Sec. 18 Expense allowance for double household

(1)   Das Vorstandsmitglied erhält eine Aufwandsentschädigung für tatsächlich entstandene Unterkunftskosten für einen Wohnsitz in München in Höhe von bis zu EUR 4.000,00 monatlich ab dem Beginn des Mietvertrags. Entsprechende Aufwendungen (z.B. Miete, Afa, Reparaturkosten, Zinsen, Nebenkosten) sind gegenüber der Gesellschaft nachzuweisen. Das Vorstandsmitglied hat den nicht steuerfreien Teil der Aufwandsentschädigung nach den jeweils maßgeblichen steuerlichen Vorschriften zu versteuern. Diese Steuern werden dem Vorstandsmitglied auf Nachweis von der Gesellschaft erstattet.

(1)   The Executive receives expense allowances for actually incurred accommodation costs for a residence in Munich up to a maximum of EUR 4,000.00 per month from the start of the lease agreement. Proof of the respective expenses (such as rental costs, depreciation, repair costs, interest rates, incidental expenses) has to be provided to the Company. The Executive shall pay taxes for such portion of the expense allowances, which are not tax-free in accordance with applicable tax provisions, which shall then be reimbursed by the Company.

(2)   Das Vorstandsmitglied hat Anspruch auf Erstattung der tatsächlich entstandenen und nachgewiesen Kosten für Flüge zwischen beiden Wohnorten in Deutschland und den Vereinigten Königreich im Rahmen der doppelten Haushaltsführung. Eventuell anfallenden Steuern sind von der Gesellschaft zu tragen.

(2)   The Executive shall be entitled to reimbursement of the actual and proven costs for flights between both places of residence in Germany and the United Kingdom in the frame of the double residence. Any taxes incurred shall be borne by the Company.

§ 19 Schlussbestimmungen	Sec. 19 Final provisions

(1) Änderungen und Ergänzungen dieses Anstellungsvertrages bedürfen zu ihrer Wirksamkeit der Schriftform. Mündliche Vereinbarungen über die Aufhebung der Schriftform sind nichtig.	(1) Changes and amendments to the service agreement shall be in writing to be effective. Verbal agreements about the abrogation of the written form are invalid.

(2)   Sollte eine Bestimmung dieses Anstellungsvertrags ganz oder teilweise unwirksam sein oder ihre Wirksamkeit später verlieren, so soll hierdurch die Gültigkeit der übrigen Bestimmungen nicht berührt werden. Anstelle der unwirksamen Bestimmung soll, soweit nur rechtlich zulässig, eine andere angemessene Regelung gelten, die wirtschaftlich dem am nächsten kommt, was die Vertragspartner gewollt haben oder gewollt hätten, wenn sie die Unwirksamkeit der Regelung bedacht hätten. Dies gilt auch, wenn die Unwirksamkeit einer Bestimmung auf einem in diesem Anstellungsvertrag vorgeschriebenen Maß der Leistung oder Zeit beruht; es soll dann ein dem Gewollten möglichst nahekommendes rechtlich zulässiges Maß der Leistung oder Zeit als vereinbart gelten. Das Gleiche gilt im Fall von Lücken dieses Anstellungsvertrages.

(2)   If a provision of this service agreement is entirely or partially invalid or in case it loses its legal effect later, this shall not affect the validity of the remaining provisions. Instead of the invalid provision another stipulation shall apply, as far as legally admissible, which comes economically closest to what the parties intended or would have intended had they considered the invalidity of the stipulation. This also applies if the invalidity of the provisions is based on a measure of performance or time in this service agreement; then a legally valid measure of performance or time shall be deemed applied that comes closest to the intention of the parties. The same applies in case of a gap in this service agreement.

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(3)   Beide Parteien verpflichten sich, bei der Durchführung dieses Anstellungsvertrags, insbesondere bei der Abgabe von Erklärungen, mitzuwirken, ggf. erforderliche Unterschriften zu leisten und alles zu tun, was erforderlich, geeignet und dienlich erscheint, die Zweckerreichung des Anstellungsvertrags zu gewährleisten.

(3)   Each party undertakes to take all necessary steps, in particular, with regard to taking action, rendering signatures when required to ensure the aim of this service agreement in the course of its execution.

(4)   Erfüllungsort für alle Leistungen aus diesem Anstellungsvertrag ist der Sitz der Gesellschaft. Der Sitz der Gesellschaft wird für den Fall des § 38 Abs. 3 Nr. 2 ZPO als Gerichtsstand vereinbart. Dieser Anstellungsvertrag unterliegt dem Recht der Bundesrepublik Deutschland.

(4)   Place of performance for all services in this service agreement is the registered office of the Company. The registered office of the Company is agreed as venue in case of Sec. 38 para. 3 No. 2 ZPO (Civil Procedure Code). This service agreement is subject to the law of the Federal Republic of Germany.

(5) Falls sich die deutsche und die englische Fassung dieses Anstellungsvertrages widersprechen, gilt ausschließlich die deutsche Fassung.	(5) In the event of discrepancies between the German and the English version of this service agreement the German version prevails.

[Unterschriftenseite folgt / signature page follows]

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MorphoSys AG

Planegg, den / this October 5, 2023

/s/ Lucinda Crabtree
Lucinda Crabtree

/s/ Marc Cluzel
(Aufsichtsrat der MorphoSys AG, vertreten durch seinen Vorsitzenden Dr. Marc Cluzel)

Anlage / Annex   Nebentätigkeiten und Ämter / secondary employments and offices

Gesellschaft / Entity	Funktion / Function
[•]	[•]